Exhibit 99.1

CDF Funding, Inc. designated new accounts having a principal balance of approximately $230 million to the trust portfolio and transferred the receivables in those accounts to the Trust on October 31, 2012 (the “account addition”). The following tables summarize the trust portfolio as of October 31, 2012, after giving effect to the account addition, by various criteria. Please note that numbers and percentages presented in the tables below may not sum to the totals presented due to rounding. Because the future composition and performance of the trust portfolio will change over time, these tables are not indicative of the composition or performance of the trust portfolio at any subsequent time.

For purposes of the following tables:

•	Receivables Balance is the aggregate balance of the principal receivables included in the trust portfolio.

•	Number of Accounts is the number of accounts included in the trust portfolio.

The balance of principal receivables in the trust portfolio as of October 31, 2012 reflected in the tables set forth below under the headings “Composition of Receivables in the Trust Portfolio by Account Balance”, “Composition of Receivables in the Trust Portfolio by Product Line” and “Geographic Distribution of Receivables in the Trust Portfolio” and the principal balances of the applicable receivables used in the calculation of the data reflected in the tables and text set forth under the headings “Dealer Risk Rating Distribution in the Trust Portfolio”, “Average Annualized Yield for Receivables in the Trust Portfolio”, “Distribution of Receivables in the Trust Portfolio by Average Annualized Yield”, “Certain Dealers and Manufacturers”, “Delinquency Experience for the Trust Portfolio”, “Loss Experience”, “Age Distribution of Receivables in the Trust Portfolio”, “Certain Payment Plan Information” and “Payment Rates” are based on the data collected by GE Commercial Distribution Finance Corporation’s (“CDF”) information management systems. Certain manual inputs and adjustments are made to this data for monthly investor reporting purposes, and as a result the principal balances of the receivables reflected in, or used to calculate the data reflected in, such tables and text, for the relevant period, may be greater than the balance of principal receivables reflected in investor reports of a corresponding date or for a corresponding period. These manual inputs and adjustments primarily relate to manufacturer discount amounts and manual charge-offs. The difference between the balance of principal receivables derived from CDF’s information management systems and the principal balance of the receivables after giving effect to the manual inputs and adjustments is less than 1% for the period covered by the tables below.

Composition of Receivables in the Trust Portfolio by Account Balance (Dollars in Millions)
Account Balance Range	Receivables Balance	Percentage of Receivables Balance	Number of Accounts	Percentage of Number of Accounts
$1 to $999,999.99	$3,000.2	46.8%	24,633	95.9%
$1,000,000 to $9,999,999.99	$2,256.4	35.2%	993	3.9%
$10,000,000.00 or more	$1,147.5	17.9%	53	0.2%
Total	$6,404.1	100.0%	25,679	100.0%

Composition of Receivables in the Trust Portfolio by Product Line (Dollars in Millions)
Product Line	Receivables Balance	Percentage of Receivables Balance	Number of Accounts	Percentage of Number of Accounts
Marine	$912.5	14.2%	2,434	9.5%
Power Sports	$826.3	12.9%	1,787	7.0%
Technology	$747.1	11.7%	911	3.5%
Recreational Vehicles	$712.2	11.1%	687	2.7%
Lawn and Garden	$694.4	10.8%	10,118	39.4%
Transportation	$621.5	9.7%	144	0.6%
Industrial and Agriculture	$559.3	8.7%	1,214	4.7%
Consumer Electronics and Appliances	$548.1	8.6%	3,819	14.9%
Motorcycles	$351.0	5.5%	2,082	8.1%
Asset Based Lending Receivables and Accounts Receivable	$142.2	2.2%	17	0.1%
Music	$55.7	0.9%	360	1.4%
Manufactured Housing	$20.7	0.3%	82	0.3%
Other	$213.2	3.3%	2,024	7.9%
Total	$6,404.1	100.0%	25,679	100.0%

Geographic Distribution of Receivables in the Trust Portfolio (Dollars in Millions)
State	Receivables Balance	Percentage of Receivables Balance	Number of Accounts	Percentage of Number of Accounts
California	$495.7	7.7%	1,233	4.8%
Texas	$450.8	7.0%	1,564	6.1%
New York	$408.2	6.4%	1,400	5.5%
Florida	$387.3	6.0%	1,182	4.6%
Ohio	$256.4	4.0%	997	3.9%
Michigan	$234.3	3.7%	1,022	4.0%
Minnesota	$232.0	3.6%	883	3.4%
Virginia	$223.5	3.5%	631	2.5%
Georgia	$193.5	3.0%	724	2.8%
Pennsylvania	$185.0	2.9%	1,324	5.2%
Other	$3,337.4	52.1%	14,719	57.3%
Total	$6,404.1	100.0%	25,679	100.0%

The originators categorize the receivables into three risk rating groups, as indicated in the table below, by percentage of receivables owed by the applicable dealers. Data in the table below reflects analysis of risk ratings at points in time prior to October 31, 2012; the risk ratings of the dealers were not re-underwritten for purposes of compiling data in that table. We cannot assure you that the dealers owing receivables held in the trust in the future will demonstrate the risk metrics in the percentages referred to below.

Dealer Risk Rating Distribution in the Trust Portfolio
Dealer Risk Rating Group
A(1)	22%
B(2)	77%
C(3)	1%
Total	100%

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(1) Dealers in this group demonstrate strong risk metrics.

(2) Dealers in this group demonstrate favorable to marginal risk metrics.

(3) Dealers in this group demonstrate poor to uncollectible risk metrics.

Yield Information

The following tables set forth the average annualized yield and the distribution by annualized average yield on receivables in the trust portfolio. Such yields were calculated as the percentage equivalent of a fraction, (a) the numerator of which is equal to earned income (or, if applicable, collected income) on the applicable receivables during the applicable period, and (b) the denominator of which is an average of the month-end principal balances of the applicable receivables for the ten months in such period and the month preceding such period. For purposes of calculating such yield information, receivables that did not bear interest because of “free flooring” periods (“free flooring receivables”) were treated as if they bore interest by determining an implied yield thereon for such periods. Accordingly, for purposes of such calculation, the amount of interest does not reflect only the contractual amount of interest and principal otherwise payable by the dealers under such free flooring receivables. We cannot assure you that the future yield on receivables held by the trust will be similar to the historical experience set forth below

Average Annualized Yield for Receivables in the Trust Portfolio

Ten Months Ended October 31, 2012
Yield	7.20%

Distribution of Receivables in the Trust Portfolio by Average Annualized Yield

Ten Months Ended October 31, 2012
Less than 5%	14.16%
Between 5% and 10%	75.09%
Greater than 10%	10.75%
Total	100.00%

Certain Dealers and Manufacturers

As of October 31, 2012, no one dealer accounted for more than 1.2% of the aggregate principal balance of the receivables in the trust portfolio. As of October 31, 2012, no one manufacturer or distributor was obligated under repurchase agreements relating to receivables aggregating more than 9.7% of the aggregate principal balance of the receivables in the trust portfolio. Such repurchase agreements are used as collateral disposal mechanisms in which risk is spread across dealers. As of October 31, 2012, GE is a manufacturer obligated under repurchase agreements relating to receivables collectively aggregating approximately 1.9% of the aggregate principal balance of the receivables in the trust portfolio. No prediction can be made as to what percentage of the receivables in the future may be obligations of a single dealer or be related to a single manufacturer or distributor under its repurchase agreements.

Delinquency and Loss Experience

The following tables set forth the aggregate delinquency and loss experience for the trust portfolio. We cannot assure you that the future delinquency and loss experience for any receivables held by the trust will be similar to the historical experience set forth below. The historical experience set forth below includes the effect of the financial obligations of manufacturers and distributors in respect of repossessed products. If manufacturers or distributors do not perform those obligations in the future, the loss experience of the receivables would be adversely affected

Delinquency Experience for the Trust Portfolio As of October 31, 2012
Days Outstanding	Amount (Dollars in Millions)	Percentage of Total Receivables Outstanding
31-60	$28.9	0.5%
61-90	$8.6	0.1%
91-120	$4.6	0.1%
121-150	$4.7	0.1%
151-180	$1.9	0.0%
Over 180	$11.1	0.2%
Total	$59.8	0.9%

For purposes of the delinquency tables set forth above:

•	in the case of any receivable, if interest, fees, or scheduled liquidation late charges on any receivable are more than 30 days past due, then that receivable will be considered to be delinquent in an amount equal to the entire invoice amount of the invoice that included such past due amount;

•	in the case of a receivable arising under a “pay-as-sold program”, if the dealer has sold a particular item of inventory but did not remit payment to the applicable originator for more than 30 days after the sale, failed to make a curtailment payment for more than 30 days after the related due date for such payment or failed to pay the balance of the receivable when such balance was due-in-full for more than 30 days after the related maturity date, then that receivable will be considered to be delinquent in an amount equal to the entire invoice amount of the invoice that included such unpaid payment;

•	in the case of a receivable arising under a “scheduled payment plan”, if the dealer has failed to make a scheduled payment for more than 30 days, then that receivable will be considered to be delinquent in an amount equal to the entire invoice amount of the invoice that included such unpaid scheduled payment;

•	in the case of asset based lending receivables, if the amount of the receivable exceeds a specified percentage of the collateral supporting the receivable and such excess is not consented to by the related originator, then that receivable is considered to be delinquent in an amount equal to such excess; and

•	the “> 180” category does not reflect receivables charged-off at 181 days delinquent.

Loss Experience for the Designated Trust Portfolio

Ten Months Ended October 31, 2012
Average Receivables Balance	$6,036.5
Gross Charge-Offs	$9.4
Recoveries(1)	$5.3
Gross Charge-Offs Less Recoveries	$4.0
Gross Charge-Offs Less Recoveries as a percentage of Average Total Receivables Outstanding (annualized)	0.1%
Number of Accounts that Experienced a Net Loss	341
Gross Charge-Offs Less Recoveries divided by Number of Accounts that Experienced a Net Loss	$0.01

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(1)	“Recoveries” mean amounts subsequently collected with respect to previously charged-off amounts.

For purposes of the preceding table: “Average Receivables Balance” is calculated as an average of the month-end principal balances of the applicable receivables for the ten months in such period and the month preceding such period.

Aging Experience

The following table provides the age distribution of receivables in the trust portfolio by receivables balance and as a percentage of such receivables in the trust portfolio. For purposes of the following table, aging for floorplan receivables generally commences on the date of the applicable invoice provided by the applicable manufacturer to the applicable originator and ends on the date that the receivable has been paid in full, except in the case of TF, aging for floorplan receivables generally commences on receipt of the related manufacturer’s invoice for new inventory in connection with an advance request. With respect to receivables from the accounts receivables product line or the asset based lending product line, all of such receivables are included in the “1-12” month category because determining which of those receivables are in the “over 12” month category would involve unreasonable effort or expense and, in any event, we believe that most of such receivables fall into the “1-12” month category. We cannot assure you that the aging experience for any receivables held by the trust in the future will be similar to the age distributions set forth below.

Age Distribution of Receivables in the Trust Portfolio (Dollars in Millions)
Month	Receivables Balance	Percentage of Receivables Balance
1-12	$5,779.1	90.2%
Over 12	$625.0	9.8%
Total	$6,404.1	100.0%

Payment Rates

The following table sets forth the highest and lowest Historical Payment Rates and the average of the Historical Payment Rates for the period shown.

“Historical Payment Rate” means, for any month, a fraction (expressed as a percentage) (a) the numerator of which is the principal collections on the receivables in the trust portfolio during such month and (b) the denominator of which is the aggregate balance of the principal receivables in the trust portfolio at the beginning of such month.

We cannot assure you that the rate of collections on the receivables held by the trust will be similar to the historical experience set forth below. Without limiting the foregoing, the rate of collections on the receivables held by the trust may be affected by the addition or removal of accounts with respect to the trust from time to time.

Historical Payment Rates for the Trust Portfolio

Ten Months Ended October 31, 2012
Highest Month	37%
Lowest Month	28%
Average of the Months in the Period	34%

Certain Payment Plan Information

The floorplan businesses of the originators provide two basic payment terms to dealers, manufacturers or distributors: pay-as-sold or scheduled payment plan.  As of the opening of business on October 31, 2012, the floorplan receivables in the trust portfolio, by the principal amount of receivables outstanding, consisted of approximately 78% pay-as-sold receivables and 22% scheduled payment plan receivables.  In addition, a limited number of specialized payment programs may offer a combination of pay-as-sold terms and scheduled payment plan terms such that principal payment terms may initially be funded under pay-as-sold terms and then convert to scheduled payment plan terms upon the occurrence of certain specified events.